Evolent welcomes Toyin Ajayi to its Board of Directors

Dr. Ajayi becomes the ninth independent board member; adds exceptional, relevant expertise as a CEO, physician, entrepreneur and advocate for improving health care quality and cost for underserved populations.

WASHINGTON, (July 26, 2023) – Evolent Health Inc. (NYSE: EVH), a health care company that delivers proven value-based specialty care solutions to payers and providers, announced today that its Board of Directors has appointed Toyin Ajayi, M.D., as a new director, effective immediately.

"We're delighted to welcome Toyin to the Evolent board," said Evolent Chair of the Board Cheryl Scott. "Dr. Ajayi represents the best of the dynamic next generation of American health care leadership. Her impeccable credentials as a clinician caring for patients with complex needs and her role as a CEO of a company focused on underserved Medicaid populations make her an excellent fit with Evolent’s mission."

Dr. Ajayi is the co-founder and chief executive officer of Cityblock, a New York-based healthcare company focused on enabling a path to healthier communities through a digitally enabled, integrated primary care, behavioral health and social service delivery model for Medicaid and dually eligible populations with complex needs.
Prior to Cityblock, Dr. Ajayi served as chief medical officer of Commonwealth Care Alliance, a nationally renowned integrated health plan and care delivery system for more than 20,000 individuals dually eligible for Medicare and Medicaid across Massachusetts. She has published and spoken extensively about her work in caring for populations with complex needs, including at TEDMED, National Committee for Quality Assurance and HLTH, and in journals such as The New England Journal of Medicine and the Journal of the American Medical Association. Dr. Ajayi holds a Bachelor of Arts degree from Stanford University, a Doctor of Medicine from King’s College London and a master’s degree from University of Cambridge.

"Toyin brings to the Evolent board an empathetic, clinical voice and exceptional experience as a health care entrepreneur dedicated to improving cost and quality for underserved populations. We are thrilled to welcome Toyin as a director " said Seth Blackley, co-founder and CEO of Evolent.
“Evolent is well known for its excellent reputation and differentiated strategy helping ensure higher quality and lower cost care among all populations, including our most vulnerable," said Dr. Ajayi. "Joining the board at this exciting time in Evolent’s evolution provides a special opportunity to share my passion and perspective to support and further accelerate Evolent’s mission to change the health of the nation by changing the way health care is delivered.”

To learn more about the Evolent Board of Directors, visit
https://www.evolenthealth.com/about-us/leadership-team.

About Evolent Evolent (NYSE: EVH) specializes in better health outcomes for people with complex conditions through proven solutions that make health care simpler and more affordable. Evolent serves a national base of leading payers and providers and is consistently recognized as a top place to work in health care nationally. Learn more about how Evolent is changing the way health care is delivered by visiting evolent.com.

Contacts:

Investor Relations
Seth R. Frank
Vice President, Investor Relations
Evolent
sfrank@evolenthealth.com

Media Relations
Jamie Manfuso
Director, Content Marketing
Evolent
media@evolent.com